UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

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Date of Report
(Date of earliest
event reported):	June 26, 2009

Harley-Davidson, Inc.
(Exact name of registrant as specified in its charter)

Wisconsin	1-9183	39-1382325
(State or other	(Commission File	(IRS Employer
jurisdiction of	Number)	Identification No.)
incorporation)

3700 West Juneau Avenue, Milwaukee, Wisconsin 53208
(Address of principal executive offices, including zip code)
(414) 342-4680
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

        On June 26, 2009, Harley-Davidson, Inc. (the “Company”) and Thomas E. Bergmann, formerly the Company’s Executive Vice President, Chief Financial Officer and Chief Accounting Officer, entered into a Separation Agreement & Release (the “Agreement”). The Agreement confirms Mr. Bergmann’s resignation from his offices with the Company and its subsidiaries on April 30, 2009 and that his last day of employment was May 31, 2009. Under the Agreement, Mr. Bergmann has agreed to make himself available to consult with the Company’s Chief Financial Officer, its Treasurer and the President of Harley-Davidson Financial Services, Inc. for a period of 18 weeks (the “Transition Period”). In return, the Company will pay Mr. Bergmann transition pay in the amount of $185,192.29, which constitutes his base salary for the Transition Period. In addition, the Company will provide Mr. Bergmann group health, dental and vision insurance benefits (but not life or disability benefits) from May 31, 2009 through October 31, 2009. Mr. Bergmann also released all claims against the Company pursuant to a standard release agreement and agreed to restrictions on his ability to provide services to competitive businesses and to solicit any employee of the Company. As required by law, Mr. Bergmann has the right to revoke the Agreement for seven days from the date he entered into the Agreement.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARLEY-DAVIDSON, INC.
Date: July 2, 2009	By: /s/ Gail A. Lione
Gail A. Lione
Executive Vice President, General Counsel and
Secretary